UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/19/2009

QUANTUM CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13449

Delaware	94-2665054
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1650 Technology Drive
Suite 800
San Jose, CA 95110
(Address of principal executive offices, including zip code)

408-944-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Effective June 19, 2009, Jon Gacek, age 47, was appointed the Chief Operating Officer ("COO") of Quantum Corporation (the "Company"). Mr. Gacek will continue to serve in his role as the Company's Chief Financial Officer and Principal Financial Officer, positions he has held since joining the Company in August 2006, when the Company acquired Advanced Digital Information Corporation ("ADIC"). Previously, Mr. Gacek served as the Chief Financial Officer of ADIC from 1999 to 2006 and also led Operations there from 2004 to 2006. Prior to ADIC, Mr. Gacek was an audit partner at PricewaterhouseCoopers LLP and led the Technology Practice in the firm's Seattle office. While at PricewaterhouseCoopers LLP, he assisted several private equity investment firms with a number of mergers, acquisitions, leveraged buyouts and other transactions. Mr. Gacek serves on the board of directors for Loud Technologies, Inc., Market Leader, Inc. and Power-One, Inc.

In connection with Mr. Gacek's prior service to the Company as Chief Financial Officer, Mr. Gacek entered into various agreements with the Company, including a change-in-control severance agreement (providing him with specified benefits in the event of an involuntary termination in connection with a change-in-control of the Company), an employment agreement (providing him with specified benefits including severance benefits in the event of an involuntary termination other than in connection with a change-in-control of the Company) and agreements relating to equity awards to Mr. Gacek. These pre-existing agreements will continue to be in effect and are not being materially amended in connection with Mr. Gacek's appointment as COO.

There are no arrangements or understandings between Mr. Gacek and any other persons pursuant to which Mr. Gacek was selected as COO. There are no family relationships between any directors or executive officers of the Company and Mr. Gacek.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM CORPORATION

Date: June 23, 2009	By:	/s/ Shawn Hall
Shawn Hall
General Counsel, Senior VP & Secretary